                                                            Exhibit 4(b)

MGT426F


                       Action Taken by a Special Committee
                      Created by the Board of Directors of
                                 USG Corporation

              -----------------------------------------------------

     WHEREAS, USG Corporation (the "Corporation") has entered into an Indenture, dated as of October 1, 1986 (the "Indenture"), with Harris Trust and Savings Bank (the "Trustee"), providing for the issuance from time to time of debt securities(the "Securities") in one or more series under the Indenture; and

     WHEREAS, the Corporation has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to the registration of $200 million aggregate principal amount of Securities under the Securities Act of 1933, as amended; and

     WHEREAS, the Board of Directors of the Corporation has established a special committee of said Board of Directors, consisting of Robert J. Day, Harry M. Stover and Eugene Miller (the "Special Committee"), which committee has been authorized by said Board of Directors to take all actions relating to the issuance of the Securities from time to time, including, without limitation, determining and specifying the terms and the form of any of the Securities to be issued under the Indenture by the Corporation and authorizing and approving an underwriting agreement for the sale of the Securities; and

     WHEREAS, in light of the inability of Eugene Miller to attend the meeting of the Special Committee, Robert J. Day has designated William R. Hogan to attend such meeting in the place of Eugene Miller; and

     WHEREAS, the Corporation desires to create two series of Securities under the Indenture and to make provision for the form and terms thereof, and to make provision for certain other matters in connection with the issuance and sale of the Securities; and

     WHEREAS, capitalized terms used in these resolutions and not otherwise defined herein are used with the same meaning ascribed to such terms in the Indenture;

     NOW, THEREFORE, BE IT RESOLVED: That the following resolutions are adopted by the Special Committee effective December 16, 1986.

     BE IT FURTHER RESOLVED: That there are hereby approved and established two series of Securities under the Indenture, whose terms shall be as follows:

MGT426F


     (1) The series of Securities established hereby to be issued pursuant to the Indenture shall be known and designated, respectively, as the "7-3/8% Senior Notes Due 1991" (the "1991 Notes") and the "8% Senior Notes Due 1996" (the "1996 Notes") (the 1991 Notes and the 1996 Notes are hereinafter collectively referred to as the "Notes").

     (2) The aggregate principal amount of each of the 1991 Notes and the 1996 Notes is limited to $100,000,000 (except as provided in Section 2.01(2) of the Indenture).

     (3) The stated maturity of the principal of the 1991 Notes shall be December 15, 1991, and the stated maturity of the principal of the 1996 Notes shall be December 15, 1996.

     (4) The 1991 Notes and the 1996 Notes shall bear interest at the rate of 7-3/8% per annum and 8% per annum, respectively, from December 15, 1986 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable on each June 15 and December 15, commencing June 15, 1987 until the principal amount thereof is paid or made available for payment. Each June 15 and December 15 shall be an "Interest Payment Date" for the Notes. The June 1 or December 1 (whether or not a Business Day) next preceding an Interest Payment Date shall be the "Regular Record Date" for the interest payable on such Interest Payment Date.

     (5) The principal of and interest on the Notes shall be payable, and the Notes shall be transferable and exchangeable, at the office or agency of the Corporation maintained for that purpose in the City of Chicago, State of Illinois; PROVIDED, HOWEVER, that at the option of the Corporation, payment of interest may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register.

     (6) The Notes shall not be redeemable at the Corporation's option prior to maturity.

     (7) The Notes shall be issued only in denominations of $1,000 and integral multiples thereof.

     (8) The Notes shall be issued as Registered Securities only, in fully registered form.

     (9) The following additional covenants of the Corporation shall be added for the benefit of the Notes:

               DEFINITIONS APPLICABLE TO COVENANTS. The following definitions shall be applicable to the covenants specified below:

MGT426F


               (i) "Attributable Debt" means as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (including any period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum equal to one-fourth of one percent above the rate per annum borne by the 1996 Notes compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

               (ii) "Consolidated Net Tangible Assets" means the aggregate amount of assets (including investments in Unrestricted Subsidiaries, but less applicable reserves and other properly deductible items) after deducting therefrom (a) all liabilities and liability items except Funded Debt, deferred income taxes and stockholders' equity, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like in tangibles, in each case computed in accordance with generally accepted accounting principles, which under generally accepted principles would appear on a consolidated balance sheet of the Corporation and its Restricted Subsidiaries.

               (iii) "Funded Debt" means any indebtedness for money borrowed maturing on, or extendible at the option of the obligor to, a date more than one year from the date of the determination thereof.

              (iv) "Mortgage" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

               (v) "Principal Operating Property" means any principal manufacturing plant, or distribution or

MGT426F


          research facility, and related raw material and other facilities (other than facilities acquired subsequent to the date hereof for the control or abatement of atmospheric pollutants or contaminants, water pollution, noise, odor, or other pollution) which on the effective date hereof or at any time subsequent thereto is located in the United States and has been owned and operated by the Corporation or any Subsidiary for more than 90 days, provided, however, that any principal manufacturing plant, or distribution or research facility, and related raw material and other facilities (not theretofore owned by the Corporation or a Subsidiary) owned and operated by a corporation which becomes a Subsidiary after the effective date hereof shall not constitute a Principal Operating Property unless owned and operated by such corporation for more than 90 days after it becomes a Subsidiary; and provided, further, that the Board of Directors may by Board Resolution declare that any plant is not of material importance to the business of the Corporation and its Restricted Subsidiaries as a whole, in which case such plant shall not be deemed to be a Principal Operating Property.

              (vi) "Restricted Subsidiary" means as of the date of determination any Subsidiary which owns any Principal Operating Property.

               (vii) "Senior Funded Debt" means all Funded Debt, and all renewals, extensions and refundings of Funded Debt, except Subordinated Funded Debt.

               (viii) "Subordinated Funded Debt" means (i) the Corporation's 4.85% Subordinated Sinking Fund Debentures due 1991 and (ii) any other unsecured Funded Debt of the Corporation which is expressly made subordinate and junior in rank and right of payment to the Notes in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Corporation or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolutions or other winding up of the Corporation, whether or not involving insolvency or bankruptcy.

               (ix) "Subsidiary" of the Corporation means any corporation at least a majority of the shares of the Voting Stock (or the equivalent thereof, in the case of corporations organized outside the United States of America) of which shall at the time be owned, directly or indirectly, by the Corporation or by one or more

MGT426F


          Subsidiaries or by the Corporation and one or more Subsidiaries.

               (x) "Unrestricted Subsidiary" means any Subsidiary other than a Restricted Subsidiary.

               (xi) "Voting Stock", as applied to the stock of any corporation, means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of such corporation, other than stock having such power only by reason of the happening of a contingency.


               LIMITATION ON LIENS. So long as any Notes shall be Outstanding, the Corporation will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for money borrowed (indebtedness for money borrowed being hereinafter in this paragraph called "Debt") secured by a Mortgage on any Principal Operating Property of the Corporation or any Restricted Subsidiary, or any shares of stock of or Debt of any Restricted Subsidiary, without effectively providing that the Notes (together with, if the Corporation shall so determine, any other Debt of the Corporation or such Restricted Subsidiary then existing or thereafter created which is not subordinated Debt) shall be secured equally and ratably with (or, at the option of the Corporation, prior to) such secured Debt so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt plus all Attributable Debt of the Corporation and its Restricted Subsidiaries in respect of sale and leaseback transactions (as defined in the following paragraph, but excluding leases exempt from the prohibition of the following paragraph clauses (B) through (D), inclusive, thereof) would not exceed 5% of Consolidated Net Tangible Assets; provided, however, that this paragraph shall not apply to, and there shall be excluded from secured Debt in any computation under this paragraph, Debt secured by:

                    (A) Mortgages on, and limited to, property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

                    (B) Mortgages in favor of the Corporation or any Restricted Subsidiary;

                    (C) Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

MGT426F


                    (D) (i) if made and continuing in the ordinary course of business, any Mortgage as security for the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money or the securing of Debt, or (ii) any Mortgage with any governmental agency required or permitted to qualify the Corporation or any Restricted Subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen's compensation, unemployment insurance, old age pensions, social security or similar matters;

                    (E) Mortgages for taxes, assessments or governmental charges or levies if such taxes, assessments, governmental charges or levies shall not at the time be due and payable, or if the same thereafter can be paid without penalty, or if the same are being contested in good faith by appropriate proceedings;

                    (F) Mortgages created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; or Mortgages arising out of judgements or awards as to which the time for prosecuting an appeal or proceeding for review has not expired;

                    (G) Mortgages on, and limited to, property (including leasehold estates), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any Debt incurred prior to, at the time of, or within 120 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 120 days after the acquisition of such shares or Debt for the purpose of financing all or any part of the purchase price thereof or construction thereon; or

                    (H) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (A) through
               (G), inclusive, provided, that (i) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and (ii) the Debt secured by such Mortgage at such time is not increased.

MGT426F

     LIMITATION ON SALE AND LEASEBACK. So long as any Notes shall be Outstanding, except as hereinafter provided, the Corporation will not itself, and it will not permit any Restricted Subsidiary to, enter into any transaction with any bank, insurance company or other lender or investor, or to which any such bank, company, lender or investor is a party, providing for the leasing by the Corporation or a Restricted Subsidiary of any Principal Operating Property owned at December 15, 1986 which has been or is to be sold or transferred by the Corporation or a Restricted Subsidiary to such bank, company, lender or investor, or to any Person to whom funds have been or are to be advanced by such bank, company, lender or investor on the security of such Principal Operating Property (herein referred to as a "sale and leaseback transaction"). This covenant shall not apply to any sale and leaseback transaction if:

               (A) the Corporation or such Restricted Subsidiary could create Debt secured by a Mortgage pursuant to the preceding paragraph, without regard to clauses (A) through (H) thereof, on the Principal Operating Property to be leased in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Notes, or

               (B) the Corporation or a Restricted Subsidiary, within 120 days after the sale or transfer shall have been made by the Corporation or by a Restricted Subsidiary, applies an amount equal to the greater of the net proceeds from the sale of the Principal Operating Property leased pursuant to such arrangement or the fair market value of the Principal Operating Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Board of Directors) to the retirement of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary; provided, that the amount to be applied to the retirement of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary shall be reduced by (i) the principal amount of any Notes (or other debentures or notes constituting Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary) delivered within 75 days after such sale or transfer to the Trustee or other applicable trustee for retirement and cancellation and (ii) the principal amount of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary, other than Funded Debt included under clause (i), voluntarily retired by the Corporation or a Restricted Subsidiary within 75 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (B) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

MGT426F


               (C) the lease in such sale and leaseback transaction is for a period, including renewals, of no more than three years, or

               (D) such arrangement is between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries.

          (10) The following additional Event of Default shall be added for the benefit of the Notes:

               any event of default or events of default as defined in any mortgages, indentures or instruments, under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money of the Corporation or any Subsidiary in excess of $50,000,000 principal amount in the aggregate, whether such indebtedness now exists or shall hereafter be created, which shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration or accelerations shall not be rescinded or annulled for a period of ten days after there has been given, by registered or certified mail, to the Corporation by the Trustee or to the Corporation and the Trustee by the Holders of at least 25% in principal amount of the 1991 Notes or the 1996 Notes, as the case may be, Outstanding, a written Notice specifying such event of default or events of default and requiring the Corporation to cause such acceleration or accelerations to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder.

For all purposes of the Indenture, the foregoing Event of Default shall be deemed to be an Event of Default described in (a), (b) or (c) of Section 6.01 of the indenture.

          (11) The following additional provisions shall be added for the benefit of the Notes:

               LIMITED MANDATORY REDEMPTION OBLIGATION.

               (a) DEFINITIONS. For purposes of this provision, the following definitions shall apply:

                    (i) "Affiliate" of a Person means any other Person
               controlling, controlled by or under common control with such Person, either solely with respect to the purchase or other acquisition of Common Shares or otherwise.

                    (ii) "Common Shares" means the shares of Common Stock, $4.00 par value per share, of the Corporation.

MGT426F


                    (iii) "Designated Event" means any one or more of the
               following, which occurs subsequent to December 15, 1986:

                         (A) (1) the Corporation shall consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of its assets to any Person, or (2) any Person shall consolidate with or merge into the Corporation pursuant to a transaction in which the Common Shares then outstanding are changed or exchanged;

                         (B) any Person (other than the Corporation or any Subsidiary) shall purchase or otherwise acquire directly or indirectly the beneficial ownership of Common Shares and immediately after such purchase or acquisition such Person and its Affiliates shall directly or indirectly beneficially own in the aggregate twenty percent or more of the Common Shares then outstanding;

                         (C) the Corporation or any Subsidiary shall purchase or otherwise acquire directly or indirectly in one or more transactions an aggregate of thirty percent or more of the Common Shares outstanding on the date immediately prior to the last such purchase or other acquisition; or

                         (D) the Corporation shall make any distribution or distributions of cash, property or securities (other than regular periodic cash dividends at a rate which is substantially consistent with past practice, including with respect to increases in dividends, and other than Common Shares or rights to acquire Common Shares) to holders of Common Shares, whether by means of dividend, reclassification, recapitalization or otherwise, having an aggregate, fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive) in excess of an amount equal to (1) thirty percent of the fair market value (based on the closing last sale price of the Common Shares as reported in the Midwest Edition of the WALL STREET JOURNAL) of all of the Corporation's Common Shares outstanding on the date immediately prior to the date of such distribution (or, if there be more than one, the last such distribution), less
                    (2) all amounts expended by the Corporation and its Subsidiaries (the amount expended, if other than in cash, to be determined in good faith by

MGT426F


                    the Board of Directors, whose determination shall be conclusive) to purchase or otherwise acquire Common Shares subsequent to December 15, 1986 and prior to the date of such distribution (or, if there be more than one, the last such more distribution).
                    (iv) "Person" means any Person as defined in the Indenture but shall also include a group within the meaning of Section 13(d)(3) (or any successor provision) of the Securities Exchange Act of 1934.

                    (v) For purposes of this paragraph (a), "beneficial
               ownership" shall be determined in accordance with Rule 13d-3 (or any successor rule) of the Securities and Exchange Commission under the Securities and Exchange Act of 1934.

               (b) MANDATORY REDEMPTION.  If,

                    (i) a Designated Event shall occur at any time prior to
               December 15, 1987 or a proposal to consummate a Designated Event shall be publicly announced prior to December 15, 1987 and shall thereafter occur, and

                    (ii) the Prevailing Rating of either series of the Notes by
               Standard & Poor's Corporation or its successor ("S&P") or Moody's Investors Service, Inc. or its successor ("Moody's") is less than BBB- the case of S&P or Baa3 in the case of Moody's (A) on any date within 60 days following the occurrence of such Designated Event or (B) on any date in the event that such Prevailing Rating is the result of a downgrade which the relevant rating agency has publicly announced to have been caused solely by the occurrence (or proposed occurrence) of such Designated Event and related transactions, then the Corporation (or its successor) shall redeem such series of Notes in whole (except as provided in paragraph (d) below), upon not less than 30 days' notice given as provided in the Indenture, at a redemption price of 100% of the principal amount of such series of Notes plus accrued interest to the date of redemption (provided that instalments of interest, the stated maturity of which is on or prior to the date of redemption, shall be payable to the Holder of such Notes, registered as such as the close of business on the relevant record dates, according to the terms and provisions of Section 2.04 and 3.03 of the Indenture). The date of redemption for any redemption required by this paragraph (b) shall be not more than 75

MGT426F

days following the earliest date on which the conditions specified in clause (i) and (ii) above shall have been satisfied. Nothing contained in this paragraph
(b) shall require the Corporation to effect more than one redemption of a series of the Notes, irrespective of any elections made by Holders pursuant to paragraph (d) below.

               (c) PREVAILING RATING. The "Prevailing Rating" of a series of the Notes on any date shall be the rating of such series of the Notes by S&P or Moody's as of the close of business on such date. The Corporation shall take all reasonable action necessary to enable S&P and Moody's to provide ratings for the Notes.

               (d) ELECTION BY HOLDERS. Any Holder of Notes may elect not to have redeemed all (but not less than all) the Notes held by such Holder by delivering written notice of such election to the Corporation (or an agent designated by the Corporation for such purpose in the notice of redemption) by the close of business on the fifteenth day preceding the date of redemption, which notice shall specify the name of such Holder and shall identify the Notes which are not to be redeemed and their aggregate principal amount. No such notice shall be deemed to have been delivered until such notice is actually received by the Corporation (or its agent).

          (12) The provisions of Article Twelve of the Indenture relating to defeasance of Securities shall be applicable to each series of the Notes, except that Section 12.02 of the Indenture as it relates to each series of the Notes shall be replaced by the following provision:

               SATISFACTION, DISCHARGE AND DEFEASANCE OF NOTES. At the Corporation's option, either (a) the Corporation shall be deemed to have paid and discharged the entire indebtedness on all the Outstanding Notes of a series and the Trustee, at the expense of the Corporation, shall execute proper instruments acknowledging satisfaction and discharge of such indebtedness, or (b) the Corporation shall cease to be under any obligation to comply with any term, provision, condition or covenant applicable to the Notes of a series set forth in Section 11.01 of the Indenture, in item 9 of this Resolution (I.E., the covenants regarding "Limitations on Liens" and "Limitation on Sale and Leaseback") and in item 11 of this Resolution (i.e., the provisions regarding "Limited Mandatory Repurchase Obligation") when

               (1) with respect to all Outstanding Notes of such series,

MGT426F

                    (A) the Corporation shall have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness of all Outstanding Notes of such series for principal and interest to the stated maturity or any redemption date (as contemplated by the penultimate paragraph hereof), as the case may be; or

                    (B) the Corporation shall have deposited or caused to be deposited with the Trustee as obligations in trust for the purpose such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, maturing as to principal and interest in such amounts and at such times as will, together with the income to accrue thereon (but without reinvesting any proceeds thereof), be sufficient to pay and discharge the entire indebtedness on all Outstanding Notes of such series for principal and interest to the stated maturity or any redemption date (as contemplated by the penultimate paragraph hereof), as the case may be;

               (2) the Corporation shall have paid or caused to be paid all other sums payable with respect to the Outstanding Notes of such series;

               (3) if the Notes of such series are then listed on any national securities exchange, the Corporation shall have delivered to the Trustee an Opinion of Counsel to the effect that the Corporation's exercise of its option under this provision would not cause such Notes to be delisted;

               (4) no Event of Default or event (including such deposit) which with notice or lapse of time would become an Event of Default with respect to the Notes of such series shall have occurred and be continuing on the date of such deposit;

               (5) the Corporation shall have delivered to the Trustee an Opinion of Counsel of nationally recognized tax counsel to the effect that Holders of the Notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Corporation's exercise of its option under this provision and will be subject to Federal income tax in the same amount and in the

MGT426F
          same manner and at the same times as would have been the case if such option had not been exercised;

               (6) the Corporation shall have delivered to the Trustee an Opinion of Counsel to the effect that the Corporation's exercise of its option under this provision will not cause any violation of the Investment Company Act of 1940, as amended, on the part of the Corporation, the trust, the trust funds representing the Corporation's deposit or the Trustee; and

               (7) the Corporation shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Corporation's exercise of its option under this provision have been complied with.

               Any deposits with the Trustee referred to above shall be irrevocable and shall be made under the terms of an escrow trust agreement in form and substance satisfactory to the Trustee. If any Outstanding Notes of such series are to be redeemed prior to their stated maturity, the applicable escrow trust agreement shall provide therefor and the Corporation shall make such arrangements as are satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Corporation.

               For purposes of this provision, "discharged" means that the Corporation shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Notes of such series and to have satisfied all the obligations under this Indenture relating to the Notes of such series (and the Trustee, at the expense of the Corporation, shall execute proper instruments acknowledging the same), except (x) the rights of Holders of Notes of such series to receive, from the trust fund described above, payment of the principal of and interest on such Notes when such payments are due, (y) the Corporation's obligations with respect to the Notes of such series under Sections 2.05, 2.07, 4.02 and 12.03 of the Indenture and (z) the rights, powers, trusts, duties and immunities of the Trustee hereunder.

          BE IT FURTHER RESOLVED: That the form of the 1991 Note and 1996 Note attached hereto is in all respects approve, and that the execution and delivery of the Notes as provided in the Indenture is hereby authorized, with such changes therein as the officer executing the same shall approve, such execution to be conclusive evidence of such approval.

     BE IT FURTHER RESOLVED: That the form of Underwriting Agreement (the "Underwriting Agreement") to be entered into by the Corporation and Salomon Brothers Inc, as representative of the several underwriters named therein (the "Underwriters"), a copy of which is attached hereto, is approved in all respects and that the President, any Executive Vice President, any Senior Vice President or any Vice President of the Corporation be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to execute and deliver the Underwriting Agreement, with such changes therein as the officer executing the same may approve, such execution to be conclusive evidence of such approval.

    BE IT FURTHER RESOLVED: That the 1991 Notes and the 1996 Notes shall be offered at initial public offering prices equal to 99.6000% of their principal amount plus in each case accrued interest from December 15, 1986 to the date of issuance thereof, and that in payment for the Notes the Corporation shall receive, in the case of the 1991 Notes, 98.9875% of their principal amount (99.6000% of their principal amount less an underwriting discount of .6125% of their principal amount to be paid to the Underwriters), and, in the case of the 1996 Notes, 98.9500% of their principal amount (99.6000% of their principal amount less an underwriting discount of .6500% of their principal amount to be paid to the Underwriters), plus in each case accrued interest from December 15, 1986 to the date of issuance thereof.

     BE IT FURTHER RESOLVED: That the form of Prospectus Supplement dated December 16, 1986 (the "Prospectus Supplement") with respect to the Notes, a copy of which is attached hereto, is in all respects approved, and that the proper officers of the Corporation are authorized to cause the Prospectus Supplement to be filed or mailed for filing with the Commission.

     BE IT FURTHER RESOLVED: That the proper officers of the Corporation be, and they hereby are, authorized and directed to take such actions and to execute and deliver such instruments and documents and to do such other things as they or any of them shall deem necessary or advisable to effectuate the purposes and intent of the foregoing Resolutions.

MGT426F


     IN WITNESS WHEREOF, the undersigned have executed this instrument this 16th day of December, 1986.



Robert J. Day



Harry M. Stover




William R. Hogan